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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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CONTACTS:
Paula Berman
BindView Corporation
(713) 561-4333
pr@bindview.com



      BINDVIEW RECEIVES CONFIRMATION NOTICE FOR CONTINUED LISTING ON NASDAQ
                                 NATIONAL MARKET


HOUSTON -- DEC. 9, 2002 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT security management solutions, today announced that the Company received notification from the NASDAQ Listing Qualifications Panel confirming that it has regained compliance with NASDAQ's continued listing maintenance requirements. As a result, the Company will remain listed on the NASDAQ National Market. In October 2002, NASDAQ notified the Company that it was in non-compliance with the minimum $1.00 per share bid requirement. The Company had until January 14, 2003 to regain compliance by closing at $1.00 per share or above for at least 10 consecutive days. This was achieved on December 3, 2002.

"We are pleased that the recent rise in BindView's stock price has resulted in its continued listing on the NASDAQ National Market," stated Eric Pulaski, president and CEO of BindView. "We are confident that executing our business goals will continue to translate into increased value for our shareholders moving forward."

ABOUT BINDVIEW CORPORATION
BindView Corporation, the worldwide leader in providing host-based vulnerability assessment software delivers proactive security management solutions to help safeguard computer systems and networks from security breaches before they occur. Unlike traditional approaches, the
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company's solutions work from the inside out to help protect business systems from both internal and external threats, thus reducing business risks. BindView's suite of cross-platform software and associated services help secure, automate and reduce the costs of managing information technology infrastructures. More than 20 million licenses of our solutions have been shipped worldwide to approximately 5,000 companies, including more than 80 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web site at http://www.bindview.com/. BindView can also be reached at (800) 749-8439 or at
(713) 561-4000.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the risks associated with: competition within the network management software industry; rapid technological change; BindView's ability to execute its revenue- and cost-related strategies; possible customer deferrals of significant purchases in view of uncertainties in the domestic and global economy and factors effecting "execution and marketing effectiveness". Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.

Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.


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